Exhibit 99.1

National Bank Holdings Corporation Announces Second Quarter 2017 Financial Results

Greenwood Village, Colorado - (PR Newswire) – National Bank Holdings Corporation (NYSE: NBHC) reported net income of $9.2 million, or $0.33 per  diluted share, for the second quarter of 2017, compared to net income of $8.3 million, or $0.30 per diluted share, for the first quarter of 2017 and net income of $4.5 million, or $0.15 per diluted share, for the second quarter of 2016. The return on average tangible assets was 0.87% for the second quarter of 2017 compared to 0.81% for the first quarter of 2017, and 0.45% for the second quarter of 2016. The return on average tangible equity was 8.21% for the second quarter of 2017 compared to 7.66% for the first quarter of 2017, and 3.98% for the second quarter of 2016.

In announcing these results, Chief Executive Officer Tim Laney shared, “We continue to be pleased with the progress of our organic growth for the quarter as revenues grew 23.8%, annualized, excluding the $2.9 million gain from the divestiture of four banking centers. My teammates delivered another quarter of strong loan growth, deposit growth, banking fee income growth and solid expense control. Credit costs are in line with our plan with good credit trends across our diverse portfolio.”

Mr. Laney added, “We are also very pleased to have announced our planned merger with Peoples, bolstering our presence in our home markets of the Colorado Front Range and the greater Kansas City region while adding a best-in-class mortgage banking platform to our community bank. We expect the strongly accretive transaction to close in the fourth quarter of 2017, accelerating our trajectory toward our financial targets. I look forward to our associates coming together, continuing to build quality relationships with our clients and delivering greater returns for our shareholders.”

Second Quarter 2017 Highlights

(All comparisons refer to the first quarter of 2017, except as noted)

•

Total loans ended the quarter at $3.1 billion and increased $134.3 million, or 18.2% annualized, driven by $269.6 million in second quarter originations. Non 310-30 loans totaled $3.0 billion and increased $139.9 million, or 19.9% annualized.

•	Fully taxable equivalent net interest income totaled $38.3 million and increased $2.3 million, due to growth in average earning assets and an 0.11% widening of the net interest margin to 3.55%.
•

Non 310-30 provision for loan losses totaled $4.1 million, an increase of $2.3 million due to a net increase in specific reserves, partially offset by positive credit trends during the quarter. Annualized net recoveries in the non 310-30 portfolio were 0.01% of average non 310-30 loans.

•

Total deposits averaged $3.9 billion and decreased  $24.1 million due to the banking center divestitures in the quarter. Total average deposits increased $47.8 million, or 4.9% annualized, excluding the banking center divestitures.

•

Non-interest income totaled $12.0 million and increased $3.3 million, driven primarily by a $2.9 million gain from banking center divestitures. Additionally, service charges and bank card fees grew $0.2 million and $0.3 million, respectively.

•	Non-interest expense totaled $33.4 million and decreased $1.2 million due to better gain on sale of OREO, net of problem asset workout expense.
•	Declared a $0.09 per share quarterly dividend on May 3, 2017, which represents a 28.6% increase from the previous quarterly dividend of $0.07 per share.

•	At June 30, 2017, common book value per share was $20.33, while tangible common book value per share was $18.32 and $19.22 after consideration of the excess accretable yield value of $0.90 per share.
•

Announced the acquisition of Peoples, Inc. which will add $865 million in assets, $483 million of loans held for investment and $719 million of deposits as of March 31, 2017, as well as a complementary franchise-centric retail mortgage business, which originates over $1.0 billion of mortgage loans per year. The transaction is expected to close in the fourth quarter of 2017.

Second Quarter 2017 Results

(All comparisons refer to the first quarter of 2017, except as noted)

Net Interest Income

Fully taxable equivalent net interest income totaled $38.3 million, and increased $2.3 million due to growth in average earning assets and a widening of the net interest margin. Average earning assets increased $73.7 million, or 7.0% annualized, as strong loan growth was partially offset by the continued investment portfolio runoff. The fully taxable equivalent net interest margin widened 0.11% from 3.44% to 3.55% due to a 0.14% increase in the yield on earning assets partially offset by a 0.04% increase in the cost of interest bearing liabilities. The earning asset yield benefited from higher yields on our variable rate loans, primarily driven by the short-term market rate increases, as well as an increase in the accretion income from the high-yielding 310-30 loans.

Loans

Total loans ended the quarter at $3.1 billion, increasing $134.3 million, or 18.2%  annualized, driven by new loan originations of $269.6 million. Non 310-30 loans increased $139.9 million, or 19.9% annualized, led by total commercial loans increasing 33.7% annualized. Originated loans outstanding totaled $2.8 billion and increased $151.5 million, or 22.7% annualized. Loan originations totaled $1.0 billion during the past twelve months, resulting in originated loan outstandings growth of 18.1% over June 30, 2016.

Asset Quality and Provision for Loan Losses

Non 310-30 loans totaled $3.0 billion and represented 95.6% of total loans at June  30, 2017. These loans are comprised of originated loans and acquired loans not accounted for under 310-30. A provision for loan losses on the non 310-30 loans of $4.1 million was recorded during the quarter, increasing $2.3 million from the prior quarter. The provision for loan losses increased primarily due to a $2.1 million specific reserve on one commercial loan. Net recoveries within the non 310-30 portfolio totaled $0.1 million, or 0.01% annualized, improving from annualized net charge-offs of 0.02% in the prior quarter. Non-performing non 310-30 loans (comprised of non-accrual loans and non-accrual TDRs) were 1.10% of total non 310-30 loans, compared to 1.20% at March 31, 2017 and 1.46% at June 30, 2016. The non 310-30 allowance for loan losses was 1.18% of total non 310-30 loans, increasing from 1.09% at prior quarter end.

Acquired problem loans accounted for under 310-30 totaled $134.4 million at June 30, 2017 and decreased $5.6 million during the second quarter, an annualized decrease of 16.1%, reflecting continued successful workout efforts. The quarterly fair value re-measurement on the 310-30 loans resulted in a favorable net transfer of $2.3 million from non-accretable difference to accretable yield, which will be recognized over the lives of the 310-30 pools. This increased the life-to-date economic benefit of the accretable yield transfers net of impairments on 310-30 loans to $221.4 million.

Deposits

Total deposits averaged $3.9 billion and increased $47.8 million, or 4.9% annualized, adjusting for the banking center divestitures during the period. Adjusting for the banking center divestitures, average transaction deposits (defined as total deposits less time deposits) increased $44.3 million, or 6.5% annualized, driven by demand deposit growth of $42.3 million, or 20.6% annualized. Time deposits averaged $1.1 billion, which was consistent with prior quarter after adjusting for the banking center divestiture. The cost of deposits was 0.40%, increasing from 0.39% in the prior quarter.

Non-Interest Income

Non-interest income totaled $12.0 million, increasing $3.3 million, driven primarily by a $2.9 million gain from banking center divestitures. Service charges increased $0.2 million due to seasonality as well as growth in our treasury management fees. Bank card fees grew $0.3 million, primarily due to higher merchant fee income and interchange revenue on stronger transaction volumes. Gain on sale of mortgages increased $0.1 million and was offset by lower other non-interest income items.

Non-Interest Expense

Non-interest expense totaled $33.4 million and decreased $1.2 million primarily due to higher gain on sale of OREO, net of problem asset workout expense. Salaries and benefits decreased $0.5 million primarily due to timing of associate benefit costs. Occupancy and equipment decreased $0.2 million due to lower utilities and maintenance expense. Professional fees increased $0.9 million primarily due to $0.3 million of acquisition-related expenses and the timing of projects.

Income tax expense totaled $2.2 million, including a benefit of $0.5 million due to tax benefits from stock compensation activity. Without this $0.5 million benefit, tax expense would have been $2.7 million, an effective tax rate of 23.9%. The lower rate compared to the statutory rate reflects the continued success of our tax strategies and tax exempt income.

Capital

Capital ratios continue to be strong and in excess of federal bank regulatory agency “well capitalized” thresholds. Shareholders’ equity totaled $544.5 million at June 30, 2017 and increased $6.9 million from the prior quarter end. The increase in equity was due to net income, partially offset by dividends in the period.

Common book value per share was $20.33 at June 30, 2017 and increased $0.21 from the prior quarter end. Tangible common book value per share was $18.32 at June  30, 2017, compared to $18.05 at  the prior quarter end, as the increase from net income was partially offset by dividends. The leverage ratio at June 30, 2017 for the consolidated company and the Bank was 10.25% and 8.39%, respectively.

A common convention in the industry is to add the value of the accretable yield to the tangible book value per share. The value of the June 30, 2017 accretable yield balance on the 310-30 loans of $55.7 million would add $1.27 after-tax to the tangible book value per share. A more conservative methodology that management uses values the excess yield above a 4.0% yield and then considers the timing of the excess accreted interest income recognition discounted at 5%. This would add $0.90 after-tax to our tangible book value per share as of June 30, 2017, resulting in a tangible common book value per share of $19.22.

Year-Over-Year Review

(All comparisons refer to the first six months of 2016, except as noted)

Net income for first six months of 2017 was $17.5 million, or $0.63 per diluted share, compared to net income of $4.8 million, or $0.16 per diluted share for the first six months of 2016. Fully taxable equivalent net interest income totaled $74.3 million and decreased $0.5 million due to lower average earning assets, partially offset by a 0.02% increase in the fully taxable equivalent net interest margin from 3.47% to 3.49%. The lower earning assets are due to the continued paydowns of higher-yielding 310-30 loans and the investment portfolio runoff, partially offset by the strong loan growth between the two periods. The 0.02% widening of the fully taxable equivalent net interest margin is due to a 0.09% increase in the yield on earning assets, benefiting from higher yields on our variable rate loans, primarily from the short-term market rate increases, and partially offset by lower levels of high-yielding 310-30 loans. These increases were partially offset by the 0.08% increase in the cost of interest bearing liabilities.

Loan balances at June 30, 2017 totaled $3.1 billion and increased $349.4 million, or 12.8%, on the strength of $1.0 billion in loan originations between the two periods. Non 310-30 loans increased $384.3 million, or 15.0%, led by total commercial loans increasing 20.5%. Originated loans outstanding totaled $2.8 billion and increased $434.0 million, or 18.1%. The acquired 310-30 loan portfolio declined $34.9 million, or 20.6%, as a result of the continued successful workout efforts that have been made on exiting acquired problem loans.

Total deposits averaged $3.9 billion during the first six months of 2017, increasing $27.8 million from the prior year, adjusting for the banking center divestitures. Average transaction deposits (defined as total deposits less time deposits) totaled $2.7 billion and increased $9.1 million. Excluding the banking center divestitures, average transaction deposits increased $26.5 million, driven by demand deposit growth of $38.2 million, or 4.8%.  Time deposits averaged $1.2 billion, decreasing $20.0 million, or 1.7%. Client repurchase agreements averaged $81.7 million, decreasing $28.6 million due to temporary client funds from one client in the prior year. The mix of transaction deposits to total deposits improved to 70.8% at June 30, 2017 from 69.1% in the prior year. Additionally, the cost of deposits was 0.40%, increasing from 0.35% in the prior year primarily due to higher cost of time deposits.

Provision for loan loss expense on non 310-30 loans was $5.9 million during the first six months of 2017, compared to $17.9 million, a decrease of $12.0 million driven by an energy sector provision of $15.1 million during the first six months of 2016. The non 310-30 allowance for loan losses ended the quarter at 1.18% of total non 310-30 loans compared to 1.55% in the second quarter of 2016. Annualized net charge-offs on non 310-30 loans totaled 0.00%, compared to 0.34% in the first six months of 2016, or 0.06% excluding the energy portfolio.

Non-interest income totaled $20.7 million during the first six months of 2017, representing an increase of $2.2 million, driven by a $2.9 million gain from banking center divestitures during the second quarter of 2017 and a $1.1 million increase in swap related income due to interest rate movements. In addition, the prior year included a $1.8 million gain on sale of a building. Service charges and bank card fees increased a combined $0.4 million, or 3.1% due to higher treasury management fees and higher interchange activity. Gain on sale of mortgages decreased $0.4 million due to lower volumes.

Non-interest expense totaled $68.0 million during the first six months of 2017, representing a decrease of $0.2 million. Occupancy and equipment expenses were $1.1 million lower due to lower depreciation expense. Professional fees increased $0.3 million, due to acquisition-related expenses. Other non-interest expense increased $0.5 million, due to various expense categories. Problem asset workout expenses and gain on sale of OREO increased a combined $0.1 million.

Income tax expense totaled $0.9 million, including a benefit of $3.4 million due to tax benefits from stock compensation activity. Without this $3.4 million benefit, tax expense would have been $4.3 million, an effective tax rate of 23.5%. The lower rate compared to the statutory rate reflects the continued success of our tax strategies and tax exempt income.

Conference Call

Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Friday, July 21, 2017. Interested parties may listen to this call by dialing (877) 272-6762 (United States) / (615) 800-6832 (International) using the Conference ID of 92242776 and asking for the National Bank Holdings Corporation Second Quarter Earnings conference call. A telephonic replay of the call will be available beginning approximately two hours after the call’s completion through August 4, 2017, by dialing (855) 859-2056 (United States) / (404) 537-3406 (International) using the Conference ID of 92242776. The earnings release will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible assets,” “return on average tangible assets,” “return on average tangible assets before provision for loan losses and taxes,” “return on average tangible common equity,” “tangible common book value,” “tangible common book value per share,” “tangible common equity,” “tangible common equity to tangible assets,” and “fully taxable equivalent” metrics, are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality customer service and committed to shareholder results. National Bank Holdings Corporation operates a network of 86 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: bankmw.com, cobnks.com, hillcrestbank.com or nbhbank.com. Or, follow us on any of our social media sites:

Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;

or connect with any of our brands on LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, and the following factors: ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in the economy or supply-demand imbalances affecting local real estate values; changes in consumer spending, borrowings and savings habits; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions or consolidations; the Company's ability to realize anticipated benefits from enhancements or updates to its core operating systems from time to time without significant change in client service or risk to the Company's control environment; the Company's dependence on information technology and telecommunications systems of third party service providers and the risk of systems failures, interruptions or breaches of security; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; the share price of the Company’s stock; the Company's ability to realize deferred tax assets or the need for a valuation allowance; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; widespread natural and other disasters, dislocations, political instability, acts of war or terrorist activities, cyberattacks or international hostilities; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer; Chief of M&A and Strategy, (720) 529-3315, ir@nationalbankholdings.com

Media: Whitney Bartelli, Chief Marketing Officer, (816) 298-2203, media@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION

FINANCIAL SUMMARY

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except share and per share data)

	For the three months ended			For the six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016
Total interest and dividend income	$41,332	$38,740	$38,472	$80,072	$80,026
Total interest expense	4,440	4,018	3,719	8,458	7,235
Net interest income	36,892	34,722	34,753	71,614	72,791
Taxable equivalent adjustment	1,389	1,269	1,037	2,658	2,013
Net interest income FTE(1)	38,281	35,991	35,790	74,272	74,804
Provision for loan losses	4,025	1,795	6,457	5,820	17,076
Net interest income after provision for loan losses FTE(1)	34,256	34,196	29,333	68,452	57,728
Non-interest income:
Service charges	3,546	3,326	3,465	6,872	6,725
Bank card fees	3,134	2,804	2,935	5,938	5,702
Gain on sale of mortgages, net	594	454	958	1,048	1,432
Other non-interest income	4,596	1,884	2,959	6,480	4,045
OREO related income	86	228	187	314	523
Total non-interest income	11,956	8,696	10,504	20,652	18,427
Non-interest expense:
Salaries and benefits	19,909	20,390	19,612	40,299	40,224
Occupancy and equipment	5,242	5,437	5,708	10,679	11,774
Professional fees	1,270	416	978	1,686	1,434
Other non-interest expense	6,412	6,232	6,299	12,644	12,155
Problem asset workout	880	872	958	1,752	1,932
Gain on sale of OREO, net	(1,644)	(112)	(1,611)	(1,756)	(2,043)
Intangible asset amortization	1,370	1,370	1,370	2,740	2,740
Total non-interest expense	33,439	34,605	33,314	68,044	68,216

Income before income taxes FTE(1)	12,773	8,287	6,523	21,060	7,939
Taxable equivalent adjustment	1,389	1,269	1,037	2,658	2,013
Income before income taxes	11,384	7,018	5,486	18,402	5,926
Income tax expense (benefit)	2,175	(1,240)	982	935	1,171
Net income	$9,209	$8,258	$4,504	$17,467	$4,755
Income per share - basic	$0.34	$0.31	$0.15	$0.65	$0.16
Income per share - diluted	$0.33	$0.30	$0.15	$0.63	$0.16

(1)

Net interest income is presented on a GAAP basis and fully taxable equivalent (FTE) basis, as the Company believes this non-GAAP measure is the preferred industry measurement for this item. The FTE adjustment is for the tax benefit on certain tax exempt loans using the federal tax rate of 35% for each period presented. See non-GAAP reconciliation starting on page 15.

NATIONAL BANK HOLDINGS CORPORATION

Consolidated Statements of Financial Condition (Unaudited)

(Dollars in thousands, except share and per share data)

	June 30, 2017	March 31, 2017	June 30, 2016	December 31, 2016
ASSETS
Cash and cash equivalents	$129,827	$218,430	$147,939	$152,736
Investment securities available-for-sale	866,714	921,881	1,046,047	884,232
Investment securities held-to-maturity	294,891	313,446	381,172	332,505
Non-marketable securities	18,468	13,065	12,304	14,949
Loans	3,087,945	2,953,655	2,738,504	2,860,921
Allowance for loan losses	(34,959)	(30,850)	(40,106)	(29,174)
Loans, net	3,052,986	2,922,805	2,698,398	2,831,747
Loans held for sale	7,067	3,547	9,690	24,187
Other real estate owned	14,297	15,552	23,242	15,662
Premises and equipment, net	92,321	94,485	98,570	95,671
Goodwill	59,630	59,630	59,630	59,630
Intangible assets, net	4,210	5,580	9,689	6,949
Other assets	152,358	159,874	141,139	154,778
Total assets	$4,692,769	$4,728,295	$4,627,820	$4,573,046
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$870,875	$876,933	$831,891	$846,744
Interest bearing demand deposits	418,729	428,174	416,192	427,538
Savings and money market	1,441,372	1,477,842	1,378,764	1,422,321
Total transaction deposits	2,730,976	2,782,949	2,626,847	2,696,603
Time deposits	1,126,481	1,184,994	1,174,098	1,172,046
Total deposits	3,857,457	3,967,943	3,800,945	3,868,649
Securities sold under agreements to repurchase	119,213	91,697	126,146	92,011
Federal Home Loan Bank advances	129,115	76,780	40,000	38,665
Other liabilities	42,497	54,257	61,819	37,532
Total liabilities	4,148,282	4,190,677	4,028,910	4,036,857
Shareholders' equity:
Common stock	515	514	514	514
Additional paid in capital	971,145	971,742	996,855	984,087
Retained earnings	68,570	61,812	40,419	55,454
Treasury stock	(494,547)	(494,594)	(450,156)	(502,104)
Accumulated other comprehensive (loss) income, net of tax	(1,196)	(1,856)	11,278	(1,762)
Total shareholders' equity	544,487	537,618	598,910	536,189
Total liabilities and shareholders' equity	$4,692,769	$4,728,295	$4,627,820	$4,573,046
SHARE DATA
Average basic shares outstanding	26,955,187	26,801,773	29,215,822	26,294,787
Average diluted shares outstanding	27,597,443	27,680,029	29,278,759	27,473,995
Ending shares outstanding	26,788,833	26,715,532	28,810,883	26,386,583
Common book value per share	$20.33	$20.12	$20.79	$20.32
Tangible common book value per share(1)	$18.32	$18.05	$18.68	$18.15
Tangible common book value per share, excluding accumulated other comprehensive income(1)	$18.36	$18.12	$18.29	$18.22
CAPITAL RATIOS
Average equity to average assets	11.66%	11.68%	12.57%	11.83%
Tangible common equity to tangible assets(1)	10.58%	10.32%	11.78%	10.61%
Leverage ratio	10.25%	10.22%	11.04%	10.39%
Tier 1 risk-based capital ratio	13.29%	13.52%	16.23%	14.15%
Total risk-based capital ratio	14.28%	14.43%	17.48%	15.03%

(1)	Represents a non-GAAP financial measure. See non-GAAP reconciliation starting on page 15.

NATIONAL BANK HOLDINGS CORPORATION

Loan Portfolio

(Dollars in thousands)

Accounting Treatment Period End Loan Balances

			June 30, 2017		June 30, 2017
	June 30,	March 31,	vs. March 31, 2017	June 30,	vs. June 30, 2016
	2017	2017	% Change	2016	% Change
Non 310-30(1):
Commercial:
Commercial and industrial	$1,275,855	$1,150,688	10.9%	$1,015,858	25.6%
Owner occupied commercial real estate	233,930	236,335	(1.0)%	191,668	22.0%
Agriculture	131,398	128,147	2.5%	131,685	(0.2)%
Energy	98,293	89,491	9.8%	104,663	(6.1)%
Total commercial	1,739,476	1,604,661	8.4%	1,443,874	20.5%
Commercial real estate non-owner occupied	473,235	451,151	4.9%	424,020	11.6%
Residential real estate	714,499	730,985	(2.3)%	674,830	5.9%
Consumer	26,308	26,794	(1.8)%	26,498	(0.7)%
Total non 310-30	2,953,518	2,813,591	5.0%	2,569,222	15.0%
ASC 310-30:
Commercial	35,978	36,935	(2.6)%	46,875	(23.2)%
Commercial real estate non-owner occupied	83,785	86,842	(3.5)%	101,719	(17.6)%
Residential real estate	14,012	15,470	(9.4)%	19,341	(27.6)%
Consumer	652	817	(20.2)%	1,347	(51.6)%
Total ASC 310-30	134,427	140,064	(4.0)%	169,282	(20.6)%
Total loans	$3,087,945	$2,953,655	4.5%	$2,738,504	12.8%

(1)

Included in non 310-30 loans are originated loans of $2,826,898, $2,675,359 and $2,392,887 as of June 30, 2017, March 31, 2017 and June 30, 2016, respectively, and loans acquired under business combinations of $126,620, $138,232 and $176,335 as of June 30, 2017, March 31, 2017 and June 30, 2016, respectively.

Originations(1)

	Second quarter	First quarter	Fourth quarter	Third quarter	Second quarter
	2017	2017	2016	2016	2016
Commercial:
Commercial and industrial	$159,340	$114,414	$109,670	$92,433	$142,179
Owner occupied commercial real estate	6,899	16,988	18,606	19,091	17,883
Agriculture	16,696	(3,644)	18,480	9,589	18,072
Energy	9,120	(81)	4,433	(1,251)	(17,328)
Total commercial	192,055	127,677	151,189	119,862	160,806
Commercial real estate non-owner occupied	47,312	36,962	30,227	54,456	89,109
Residential real estate	26,979	29,616	89,968	102,703	63,815
Consumer	3,233	2,378	3,566	4,995	3,158
Total	$269,579	$196,633	$274,950	$282,016	$316,888

(1)	Originations equal, for each quarter, closed end funded loans and net fundings under revolving lines of credit.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	For the three months ended			For the three months ended			For the three months ended
	June 30, 2017			March 31, 2017			June 30, 2016
	Average		Average	Average		Average	Average		Average
	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest earning assets:
ASC 310-30 loans	$136,662	$6,180	18.09%	$142,200	$5,871	16.51%	$174,415	$7,762	17.80%
Non 310-30 loans FTE(1)(2)(3)(4)	2,872,020	29,620	4.14%	2,746,978	27,161	4.01%	2,421,033	23,348	3.88%
Investment securities available-for-sale	906,738	4,358	1.92%	930,651	4,361	1.87%	1,072,976	4,954	1.85%
Investment securities held-to-maturity	305,722	2,131	2.79%	324,411	2,252	2.78%	395,027	2,804	2.84%
Other securities	15,657	218	5.57%	13,383	167	4.99%	14,936	192	5.14%
Interest earning deposits and securities purchased under agreements to resell	85,350	214	1.01%	90,864	197	0.88%	337,426	449	0.54%
Total interest earning assets FTE(4)	$4,322,149	$42,721	3.96%	$4,248,487	$40,009	3.82%	$4,415,813	$39,509	3.60%
Cash and due from banks	$66,651			$67,102			$71,162
Other assets	318,429			321,128			333,855
Allowance for loan losses	(31,615)			(29,847)			(37,532)
Total assets	$4,675,614			$4,606,870			$4,783,298
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,871,814	$1,424	0.31%	$1,896,259	$1,366	0.29%	$1,978,438	$1,317	0.27%
Time deposits	1,147,037	2,479	0.87%	1,179,821	2,421	0.83%	1,180,496	2,199	0.75%
Securities sold under agreements to repurchase	85,022	40	0.19%	78,326	33	0.17%	113,645	37	0.13%
Federal Home Loan Bank advances	130,795	497	1.52%	48,463	198	1.66%	40,000	166	1.67%
Total interest bearing liabilities	$3,234,668	$4,440	0.55%	$3,202,869	$4,018	0.51%	$3,312,579	$3,719	0.45%
Demand deposits	$858,299			$825,146			$821,987
Other liabilities	37,480			40,936			47,590
Total liabilities	4,130,447			4,068,951			4,182,156
Shareholders' equity	545,167			537,919			601,142
Total liabilities and shareholders' equity	$4,675,614			$4,606,870			$4,783,298
Net interest income		$38,281			$35,991			$35,790
Interest rate spread FTE(4)			3.41%			3.31%			3.15%
Net interest earning assets	$1,087,481			$1,045,618			$1,103,234
Net interest margin FTE(4)			3.55%			3.44%			3.26%
Ratio of average interest earning assets to average interest bearing liabilities	133.62%			132.65%			133.30%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Includes originated loans with average balances of $2,739,424, $2,603,635 and $2,238,151, and interest income of $26,226, $23,718 and $19,782, with tax equivalent yields of 4.04%, 3.89% and 3.74% for the three months ended June 30, 2017, March 31, 2017 and June 30, 2016, respectively.

(3)

Non 310-30 loans include loans held-for-sale. Average balances during the three months ended June 30, 2017, March 31, 2017 and June 30, 2016 were $6,691, $10,081 and $7,628, and interest income was $134, $145 and $117 for the same periods, respectively.

(4)

Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $1,389, $1,269 and $1,037 for the three months ended June 30, 2017, March 31, 2017 and June 30, 2016, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	For the six months ended June 30, 2017			For the six months ended June 30, 2016
	Average		Average	Average		Average
	balance	Interest	rate	balance	Interest	rate
Interest earning assets:
ASC 310-30 loans	$139,416	$12,051	17.29%	$182,537	$18,056	19.78%
Non 310-30 loans FTE(1)(2)(3)(4)	2,809,844	56,781	4.08%	2,411,145	46,985	3.92%
Investment securities available-for-sale	918,628	8,719	1.90%	1,105,243	10,258	1.86%
Investment securities held-to-maturity	315,015	4,383	2.78%	406,486	5,735	2.82%
Other securities	14,527	385	5.30%	16,870	421	4.99%
Interest earning deposits and securities purchased under agreements to resell	88,092	411	0.94%	216,238	584	0.54%
Total interest earning assets FTE(4)	$4,285,522	$82,730	3.89%	$4,338,519	$82,039	3.80%
Cash and due from banks	$66,875			$71,213
Other assets	319,771			331,335
Allowance for loan losses	(30,736)			(33,018)
Total assets	$4,641,432			$4,708,049
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,883,969	$2,791	0.30%	$1,909,032	$2,500	0.26%
Time deposits	1,163,338	4,900	0.85%	1,183,311	4,326	0.74%
Securities sold under agreements to repurchase	81,693	73	0.18%	110,253	77	0.14%
Federal Home Loan Bank advances	89,856	694	1.56%	40,000	332	1.67%
Total interest bearing liabilities	$3,218,856	$8,458	0.53%	$3,242,596	$7,235	0.45%
Demand deposits	$841,814			$807,624
Other liabilities	39,199			49,153
Total liabilities	4,099,869			4,099,373
Shareholders' equity	541,563			608,676
Total liabilities and shareholders' equity	$4,641,432			$4,708,049
Net interest income		$74,272			$74,804
Interest rate spread FTE(4)			3.36%			3.35%
Net interest earning assets	$1,066,666			$1,095,923
Net interest margin FTE(4)			3.49%			3.47%
Ratio of average interest earning assets to average interest bearing liabilities	133.14%			133.80%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Includes originated loans with average balances of $2,671,905 and $2,220,518, and interest income of $49,944 and $39,611, with tax equivalent yields of 3.97% and 3.77% for the six months ended June 30, 2017 and June 30, 2016, respectively.

(3)

Non 310-30 loans include loans held-for-sale. Average balances during the six months ended June 30, 2017 and June 30, 2016 were $8,377 and $9,981, and interest income was $279 and $282 for the same periods, respectively.

(4)

Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $2,658 and $2,013 for the six months ended June 30, 2017 and June 30, 2016, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Allowance for Loan Losses and Asset Quality

(Dollars in thousands)

Allowance for Loan Losses Analysis

	As of and for the three months ended
	June 30, 2017			March 31, 2017			June 30, 2016
	ASC	Non		ASC	Non		ASC	Non
	310-30	310-30		310-30	310-30		310-30	310-30
	loans	loans	Total	loans	loans	Total	loans	loans	Total
Beginning allowance for loan losses	$220	$30,630	$30,850	$225	$28,949	$29,174	$215	$36,951	$37,166
Charge-offs	—	(121)	(121)	—	(210)	(210)	(41)	(3,686)	(3,727)
Recoveries	—	205	205	—	91	91	—	210	210
Provision (recoupment)	(78)	4,103	4,025	(5)	1,800	1,795	57	6,400	6,457
Ending ALL	$142	$34,817	$34,959	$220	$30,630	$30,850	$231	$39,875	$40,106
Ratio of annualized net charge-offs (recoveries) to average total loans during the period, respectively	0.00%	(0.01)%	(0.01)%	0.00%	0.02%	0.02%	0.09%	0.58%	0.55%
Ratio of ALL to total loans outstanding at period end, respectively	0.11%	1.18%	1.13%	0.16%	1.09%	1.04%	0.14%	1.55%	1.46%
Ratio of ALL to total non-performing loans at period end, respectively(1)	0.00%	107.28%	107.72%	0.00%	90.85%	91.50%	0.00%	106.54%	107.16%
Total loans	$134,427	$2,953,518	$3,087,945	$140,064	$2,813,591	$2,953,655	$169,282	$2,569,222	$2,738,504
Average total loans during the period	$136,662	$2,865,329	$3,001,991	$142,200	$2,736,897	$2,879,097	$174,415	$2,413,375	$2,587,790
Total non-performing loans(1)	$—	$32,455	$32,455	$—	$33,716	$33,716	$—	$37,428	$37,428

(1)

Loans accounted for under ASC 310-30 may be considered performing, regardless of past due status, if the timing and expected cash flows on these loans can be reasonably estimated and if collection of the new carrying value is expected.

Non 310-30 Past Due Loans

	June 30, 2017	March 31, 2017	June 30, 2016
Loans 30-89 days past due and still accruing interest	$4,415	$3,122	$5,279
Loans 90 days past due and still accruing interest	215	105	43
Non-accrual loans(1)	32,455	33,716	37,428
Total past due and non-accrual loans	$37,085	$36,943	$42,750
Total 90 days past due and still accruing interest and non-accrual loans to total non 310-30 loans	1.11%	1.20%	1.46%
Total non-accrual loans to total non 310-30 loans	1.10%	1.20%	1.46%
% of total past due and non-accrual loans that carry fair value marks	11.34%	10.18%	12.22%

(1)	Includes non-accrual energy loans of $12,050, $12,697 and $25,850 at June 30, 2017, March 31, 2016 and June 30, 2016, respectively

NATIONAL BANK HOLDINGS CORPORATION

Asset Quality

(Dollars in thousands)

Asset Quality Data

	June 30, 2017	March 31, 2017	June 30, 2016
Non-performing loans(1)	$32,455	$33,716	$37,428
OREO	14,297	15,552	23,242
Other repossessed assets	—	—	894
Total non-performing assets	$46,752	$49,268	$61,564
Accruing restructured loans	$5,177	$5,589	$5,729
Total non-performing loans to total loans	1.05%	1.14%	1.37%
Total non-performing loans (excluding energy sector loans) to total loans (excluding energy sector loans)	0.68%	0.73%	0.44%
Total non-performing assets to total loans and OREO	1.51%	1.66%	2.23%
Total non-performing assets (excluding energy sector loans) to total loans (excluding energy sector loans) and OREO	1.16%	1.27%	1.34%

(1)	Includes non-accrual energy loans of $12,050, $12,697 and $25,850 at June 30, 2017, March 31, 2017 and June 30, 2016, respectively.

Changes in Accretable Yield

	For the three months ended			Life-to-date
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017
Accretable yield at beginning of period	$59,591	$60,476	$75,007	$—
Additions through acquisitions	—	—	—	214,996
Reclassification from non-accretable difference to accretable yield	2,347	5,385	2,462	278,380
Reclassification to non-accretable difference from accretable yield	(95)	(399)	(1,942)	(33,261)
Accretion	(6,180)	(5,871)	(7,762)	(404,452)
Accretable yield at end of period	$55,663	$59,591	$67,765	$55,663

NATIONAL BANK HOLDINGS CORPORATION

Key Ratios

	As of and for the three months ended			As of and for the six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016
Key Ratios(1)
Return on average assets	0.79%	0.73%	0.38%	0.76%	0.20%
Return on average tangible assets(2)	0.87%	0.81%	0.45%	0.84%	0.28%
Return on average tangible assets before provision for loan losses and taxes FTE(2)	1.58%	1.02%	1.22%	1.30%	1.20%
Return on average equity	6.78%	6.23%	3.01%	6.50%	1.57%
Return on average tangible common equity(2)	8.21%	7.66%	3.98%	7.93%	2.36%
Interest earning assets to interest bearing liabilities (end of period)(3)	134.02%	133.94%	135.31%	134.02%	135.31%
Loans to deposits ratio (end of period)	80.23%	74.53%	72.30%	80.23%	72.30%
Non-interest bearing deposits to total deposits (end of period)	22.58%	22.10%	21.89%	22.58%	21.89%
Net interest margin(4)	3.42%	3.31%	3.17%	3.37%	3.37%
Net interest margin FTE (2)(4)	3.55%	3.44%	3.26%	3.49%	3.47%
Interest rate spread FTE(5)	3.41%	3.31%	3.15%	3.36%	3.35%
Yield on earning assets(3)	3.84%	3.70%	3.50%	3.77%	3.71%
Yield on earning assets FTE(2)(3)	3.96%	3.82%	3.60%	3.89%	3.80%
Cost of interest bearing liabilities(3)	0.55%	0.51%	0.45%	0.53%	0.45%
Cost of deposits	0.40%	0.39%	0.36%	0.40%	0.35%
Non-interest expense to average assets	2.87%	3.05%	2.80%	2.96%	2.91%
Efficiency ratio FTE(2)(6)	63.83%	74.37%	69.00%	68.80%	70.23%

Asset Quality Data(7)(8)(9)
Non-performing loans to total loans	1.05%	1.14%	1.37%	1.05%	1.37%
Non-performing assets to total loans and OREO	1.51%	1.66%	2.23%	1.51%	2.23%
Allowance for loan losses to total loans	1.13%	1.04%	1.46%	1.13%	1.46%
Allowance for loan losses to non-performing loans	107.72%	91.50%	107.16%	107.72%	107.16%
Net charge-offs (recoveries) to average loans(1)	(0.01)%	0.02%	0.55%	0.00%	0.32%

(1)	Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliations below.
(3)

Interest earning assets include assets that earn interest/accretion or dividends. Any market value adjustments on investment securities are excluded from interest earning assets. Interest bearing liabilities include liabilities that must be paid interest.

(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	The efficiency ratio represents non-interest expense, less intangible asset amortization, as a percentage of net interest income on a FTE basis plus non-interest income.
(7)

Non-performing loans consist of non-accruing loans and restructured loans on non-accrual, but exclude any loans accounted for under ASC 310-30 in which the pool is still performing. These ratios may, therefore, not be comparable to similar ratios of our peers.

(8)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(Dollars in thousands, except share and per share data)

Tangible Common Book Value Ratios

	June 30, 2017	March 31, 2017	June 30, 2016	December 31, 2016
Total shareholders' equity	$544,487	$537,618	$598,910	$536,189
Less: goodwill and intangible assets, net	(63,840)	(65,210)	(69,320)	(66,580)
Add: deferred tax liability related to goodwill	10,098	9,710	8,547	9,323
Tangible common equity (non-GAAP)	$490,745	$482,118	$538,137	$478,932

Total assets	$4,692,769	$4,728,295	$4,627,820	$4,573,046
Less: goodwill and intangible assets, net	(63,840)	(65,210)	(69,320)	(66,580)
Add: deferred tax liability related to goodwill	10,098	9,710	8,547	9,323
Tangible assets (non-GAAP)	$4,639,027	$4,672,795	$4,567,047	$4,515,789

Tangible common equity to tangible assets calculations:
Total shareholders' equity to total assets	11.60%	11.37%	12.95%	11.72%
Less: impact of goodwill and intangible assets, net	(1.02)%	(1.05)%	(1.17)%	(1.11)%
Tangible common equity to tangible assets (non-GAAP)	10.58%	10.32%	11.78%	10.61%

Tangible common book value per share calculations:
Tangible common equity (non-GAAP)	$490,745	$482,118	$538,137	$478,932
Divided by: ending shares outstanding	26,788,833	26,715,532	28,810,883	26,386,583
Tangible common book value per share (non-GAAP)	$18.32	$18.05	$18.68	$18.15

Tangible common book value per share, excluding accumulated other comprehensive income calculations:
Tangible common equity (non-GAAP)	$490,745	$482,118	$538,137	$478,932
Less: accumulated other comprehensive loss (income), net of tax	1,196	1,856	(11,278)	1,762
Tangible common book value, excluding accumulated other comprehensive income, net of tax (non-GAAP)	491,941	483,974	526,859	480,694
Divided by: ending shares outstanding	26,788,833	26,715,532	28,810,883	26,386,583
Tangible common book value per share, excluding accumulated other comprehensive income, net of tax (non-GAAP)	$18.36	$18.12	$18.29	$18.22

NATIONAL BANK HOLDINGS CORPORATION

(Dollars in thousands, except share and per share data)

Return on Average Tangible Assets and Return on Average Tangible Equity

	As of and for the three months ended			As of and for the six months ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net income	$9,209	$8,258	$4,504	$17,467	$4,755
Add: impact of core deposit intangible amortization expense, after tax	836	836	836	1,671	1,671
Net income adjusted for impact of core deposit intangible amortization expense, after tax	$10,045	$9,094	$5,340	$19,138	$6,426

Income before income taxes FTE (non-GAAP)	$12,773	$8,287	$6,523	$21,060	$7,939
Add: impact of core deposit intangible amortization expense, before tax	1,370	1,370	1,370	2,740	2,740
Add: provision for loan losses	4,025	1,795	6,457	5,820	17,076
FTE income adjusted for impact of core deposit intangible amortization expense and provision (non-GAAP)	$18,168	$11,452	$14,350	$29,620	$27,755

Average assets	$4,675,614	$4,606,870	$4,783,298	$4,641,432	$4,708,049
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	(54,420)	(56,180)	(61,445)	(55,102)	(62,130)
Average tangible assets (non-GAAP)	$4,621,194	$4,550,690	$4,721,853	$4,586,330	$4,645,919

Average shareholders' equity	$545,167	$537,919	$601,142	$541,563	$608,676
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	(54,420)	(56,180)	(61,445)	(55,102)	(62,130)
Average tangible common equity (non-GAAP)	$490,747	$481,739	$539,697	$486,461	$546,546

Return on average assets	0.79%	0.73%	0.38%	0.76%	0.20%
Return on average tangible assets (non-GAAP)	0.87%	0.81%	0.45%	0.84%	0.28%
Return on average tangible assets before provision for loan losses and taxes FTE (non-GAAP)	1.58%	1.02%	1.22%	1.30%	1.20%
Return on average equity	6.78%	6.23%	3.01%	6.50%	1.57%
Return on average tangible common equity (non-GAAP)	8.21%	7.66%	3.98%	7.93%	2.36%

Fully Taxable Equivalent Yield on Earning Assets and Net Interest Margin

	As of and for the three months ended			As of and for the six months ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Interest income	$41,332	$38,740	$38,472	$80,072	$80,026
Add: impact of taxable equivalent adjustment	1,389	1,269	1,037	2,658	2,013
Interest income FTE (non-GAAP)	$42,721	$40,009	$39,509	$82,730	$82,039

Net interest income	$36,892	$34,722	$34,753	$71,614	$72,791
Add: impact of taxable equivalent adjustment	1,389	1,269	1,037	2,658	2,013
Net interest income FTE (non-GAAP)	$38,281	$35,991	$35,790	$74,272	$74,804

Average earning assets	$4,322,149	$4,248,487	$4,415,813	$4,285,522	$4,338,519
Yield on earning assets	3.84%	3.70%	3.50%	3.77%	3.71%
Yield on earning assets FTE (non-GAAP)	3.96%	3.82%	3.60%	3.89%	3.80%
Net interest margin	3.42%	3.31%	3.17%	3.37%	3.37%
Net interest margin FTE (non-GAAP)	3.55%	3.44%	3.26%	3.49%	3.47%